EXHIBIT 10.25

SEPARATION AGREEMENT AND GENERAL RELEASE

Whereas, Melissa Leneis (herein referred to as "Employee") has been employed by Quaker Chemical Corporation d/b/a Quaker Houghton (herein referred to as "Employer") as Executive Vice President and Chief Human Resources Officer;
Whereas, Employee's employment with Employer is separated without Cause as defined in the Employment Agreement dated May 24, 2022 (the "Employment Agreement") effective as of December 2, 2024 (the "Separation Date") and Employee wants to enter into an agreement whereby Employer will provide Employee with certain benefits in exchange for a release as to any claims that Employee might have or assert against Employer; and
Whereas, regardless of whether Employee enters into this Agreement, Employer shall provide Employee with 90 days paid salary, at Employee's rate as of the Separation Date, less applicable payroll tax deductions, in lieu of notice of termination for the period from December 3, 2024 through March 3, 2025 in accordance with Employer's normal bi-weekly payroll practice, and pay to the insurance carrier the entire premium for Employee's continued healthcare coverage at the same coverage level through March 31, 2025. In addition, Employer shall pay Employee for 15 days of PTO on or before January 17, 2025, less applicable payroll tax deductions.
NOW, THEREFORE, in consideration of the mutual promises contained herein, Employee and Employer, intending to be legally bound, hereby agree as follows:
1.The above recitals are incorporated herein as if set forth at length. Employee confirms her resignation as an officer of Employer and each of its subsidiaries effective as of the date hereof.

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2.a. In consideration of the promises of Employer set forth in Paragraph 3 below, Employee, on behalf of herself and her spouse, beneficiaries, heirs, executors and administrators (hereinafter referred to collectively as "Releasing Parties"), intending to be legally bound, hereby permanently and irrevocably release and discharge Employer, and its subsidiaries and affiliates, and its and their current and former officers, directors, employees, agents, representatives, successors, assigns, heirs, executors, administrators, and insurers, and any individual or organization related to Employer and against whom or which Employee or Releasing Parties could claim (hereinafter referred to collectively as "Released Parties"), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which Employee or Releasing Parties had, has, or may have against Released Parties up until the date of Employee's execution of this Separation Agreement and General Release (hereinafter "Agreement"), except as provided in Paragraph 4 below. Particularly, but without limitation, Employee and Releasing Parties release any claims relating in any way to Employee's employment or the termination of Employee's employment relationship with Employer, including any claims under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. §
2000e et seq. ("Title VII"); the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the "ADEA''), as amended by the Older Workers Benefit Protection Act (the "OWBPA"); the
Americans with Disabilities Act, 42 U.S.C § 12101 et seq. ("ADA"); the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. ("ERISA"); the Genetic Information Non
Discrimination Act of 2008, 42 U.S.C. § 2000ff-1 et seq. ("GINA"); 42 U.S.C. § 1981 ("Section 1981"); and any and all other statutory and common law claims, including any tort claims, or claims for breach of contract or arising under state or local anti-discrimination laws.
b. As a condition of Employee's willingness to enter into this Agreement, and in consideration for the agreements of Employee contained in this Agreement, Employer hereby irrevocably and

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unconditionally releases, waives and forever discharges Employee from any and all causes of action, suits, debts, claims and demands whatsoever, that Employer ever had, now has or hereafter may have against Employee up until the date of Employee's execution of this Agreement.
3.In full consideration of Employee's execution of this Agreement without revoking same and agreement to be legally bound by its terms, Employer agrees to the following:
a.Employer shall make bi-weekly severance payments to Employee at Employee's current bi weekly rate plus an amount equal to the prorated biweekly amount of Employee's AIP bonus at 2024 target level (with Employee's individual performance under the Plan being deemed to be one hundred percent (100%)), less applicable payroll tax deductions, for 12 months (the total payment, which equals the gross amount of $825,000 prior to payroll tax deductions, is hereinafter referred to as the "Severance Payment"; the number of weeks for which Employee is being paid severance is hereinafter referred to as the "Severance Period"). The initial installment of the Severance Payment will be made by Employer on the first regularly scheduled pay period in accordance with Employer's normal payroll practice on the 60th day after the Separation Date, provided that Employee delivers an executed copy of this Agreement to Employer, provided further that Employee has not revoked Employee's acceptance of this Agreement by invoking the procedure identified in Paragraph 11.
b.Commencing at the time of the initial installment of the Severance Payment, in further consideration for the execution by Employee of this Agreement and in compliance with the promises made herein, If Cobra is elected by Employee, Employer shall make bi weekly payments equivalent to the Employer-paid portion for Employee's existing

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medical and/or dental coverage to Employee during the Severance Period, and for six months thereafter (collectively, the "Benefit Period"), in accordance with Employer's payroll schedule, totaling the gross amount of $46,351.50, subject to normal payroll tax withholding. Following the Benefit Period, Employee shall be responsible for the entire COBRA premium (or other premiums, as applicable)for the remainder of any applicable COBRA or other health care continuation period.
c.Employer shall provide Employee with 12 months of Executive Career Transition outplacement services through Korn Ferry (described in Attachment "A") at a cost not to exceed $25,100, which shall be paid directly by Employer to Korn Ferry.
d.As additional consideration over what is provided in the Employment Agreement and upon the execution of this Agreement, Employee will receive a prorated (based on employment from January 1, 2024 -December 2, 2024) 2024 AIP bonus award under Quaker Houghton's 2024 Annual Incentive Plan. The prorated 2024 AIP bonus award will be based on actual award performance (as determined under the terms of the 2024 Annual Incentive Plan) and paid out in March of 2025. For purposes of this Agreement only, Employee's individual performance component under the 2024 Annual Incentive Plan will be deemed to be one hundred percent (100%}.
4.Except as set forth in this Agreement, it is expressly agreed and understood that Employer does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement, except for (i) any vested 401k retirement benefits,(ii) any COBRA benefits to which Employee is or may be entitled by law, or (iii) reimbursement for up to $3500 for personal financial or tax planning/tax for 2024, whether incurred in 2024 or 2025, It is further expressly agreed and understood that notwithstanding anything in the foregoing, Employee is not releasing claims

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related to enforcement of this Agreement; any rights or claims she may have to workers' compensation or unemployment benefits; for reimbursement under any group health or disability plan in which she participated in accordance with the terms of such plans and applicable law; any claims for indemnification or advancement, including but not limited to, under the Employment Agreement, any other agreement, any applicable bylaws or articles of incorporation, or applicable law (to the extent Employee has a right to indemnification or advancement, understanding that nothing in this Agreement creates, provides, or guarantees such rights) related to claims by third parties; any insurance coverage with respect to claims against Employee arising in any way out of her employment, including but not limited to under any applicable D & 0 policy or EPL policy; and/or any claims or rights which cannot be waived bylaw.
5.Employee hereby agrees and recognizes that Employee's employment with Employer has been permanently severed and that Employer has no obligation to re-employ Employee in the future.
6.This Agreement is not and shall not be construed to be an admission of a violation by Employer or Employee of any federal, state or local statute or regulation, or of any duty owed by Employer or Employee.
7.Subject to paragraph 14 or 15 below, Employee agrees, covenants and promises that Employee will not communicate or disclose the terms of this Agreement to any person with the exception of (a) members of Employee's immediate family, attorney, or accountant, who shall keep it confidential, (b) in connection with any action to enforce this Agreement, or (c) as may be required by law.
8.Subject to paragraphs 14 and 15 below, Employee shall not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, nor act in any way

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through words, tone or body language that (a) in any way could disparage Employer or Released Parties, could depict the Employer, Released Parties or their employees in a negative light or which could reasonably be expected to harm the reputation or goodwill of Employer, or (b) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Employer agrees that the members of Employer's Board of Directors, Employer's senior officers, and senior members of Employer's Human Resources Department shall not make any statement, orally or in writing, to any third party, nor act in any way, that could disparage Employee, could depict Employee in a negative light or which could reasonably be expected to harm the reputation or goodwill of Employee, except as required by law, and shall so instruct the groups listed above.
9.Prior to being eligible to receive the consideration set forth herein, Employee shall return to Employer all Employer-owned property including any business or other records of Employer in any form.
10.Employee shall comply with all post-employment obligations in the Employment Agreement dated May 24, 2022, all of which such post-employment obligations including, but not limited to, those of confidentiality, non-solicitation of any employee of Employer and all non-compete obligations are hereby re-affirmed by Employee and shall remain in full force and effect, except as may be otherwise authorized in writing by a duly authorized representative of Employer upon Employee's request.
11.Employee acknowledges that Employee was given forty-five (45) days to review, sign and return this Agreement since receiving it, and that Employee has reviewed it with an attorney to the extent Employee chose to do so. Employee also acknowledges that Employee has been instructed not to sign or return the signed Agreement to Employer before the close of business on the Separation Date. Employee acknowledges that Employee has seven (7) days after

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Employee signs and delivers the Agreement (the "Revocation Period") to revoke it by notifying Employer in writing. The Agreement is not effective or enforceable until the Revocation Period has expired.
12.In the event of any actual or threatened default in or breach of any of the covenants or agreements in this Agreement, Employer shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement without the need to post bond, in addition to any and all other rights and remedies which shall be cumulative. Employee agrees that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
13.This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles and constitutes the entire integrated agreement concerning the subjects covered herein. In the event of a breach of any provision of this Agreement, either party may institute an action to be decided by a judge of competent jurisdiction specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
14.Nothing in this Agreement prohibits or prevents Employee from testifying truthfully in any forum pursuant to a subpoena or upon the reasonable request of the Employer or disclosing any information or producing any documents as is required by law or legal process, provided that Employee gives Employer reasonable notice in writing and an opportunity to object to any

EXHIBIT 10.25

subpoena or other order compelling such testimony or disclosure. Moreover, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency including the Equal Employment Opportunity Commission, or comparable state or local agencies, or the National Labor Relations Board. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
15.Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the "SEC") and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Employee may do so without notifying Employer. Neither Employer nor any of its subsidiaries or affiliates may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other comparable governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Employee from notifying Employer that Employee is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)),
Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other

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document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.
16.After the Separation Date, Employee agrees to: (i) provide Employer or its attorneys with all documents and information in Employee's possession or control relating to any regulatory, litigation or business matters relating to Employer or Employee's employment with Employer as to matters that occurred during Employee's employment; and (ii) ensure that any documents or information in Employee's possession relating to the matters described in (i) that became or become the subject of a legal hold request are not destroyed or altered and will be delivered to Employer or its attorneys upon request. However, notwithstanding anything herein to the contrary, Employee is not required to disclose or otherwise provide to Employer or its attorneys any documents or information that is protected from disclosure pursuant to Employee's attorney-client privilege, any other privilege belonging to Employee, or the work-product doctrine applicable to Employee's counsel, and nothing in this Agreement waives any such privilege or protection.
17.If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Employer or any other related entity identified in this Agreement is a party.
18.By signing this Agreement, Employee certifies and acknowledges that:

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a.Employee has read the terms of this Agreement completely and understands its terms and effects, including the fact that she has agreed to RELEASE and FOREVER DISCHARGE Employer and the Released Parties from any legal action arising out of Employee's employment relationship with Employer, the terms and conditions of that employment relationship, and the termination of that employment relationship.
b.Employee has had the opportunity to consider the terms of this Agreement.

c.Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Employer.
d.Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
e.Employee further affirms that Employee has no known workplace injuries or occupational diseases.
f.Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with statute and/or common law and Employee's contractual obligations as set forth herein.
19.It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder ("Section 409A") and any ambiguities or ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.

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In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments.
20.Employee further affirms that Employee has not been retaliated against for reporting any allegations of corporate fraud by Employer or its officers.
20.Employee further agrees that:

a.Employee has been advised to consult with an attorney prior to executing this Agreement and Employee has done so to the extent Employee chose to do so.
b.Employee understands and means everything that Employee said in this Agreement and Employee agrees to all its terms.
c.Employee is not relying on Employer or any representative of Employer to explain this Agreement to Employee.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement this 6th day of January 2025.

EMPLOYEE
/s/ MELISSA LENEIS
MELISSA LENEIS

EMPLOYER
/s/ ROBERT T. TRAUB
QUAKER CHEMICAL CORPORATION DBA
QUAKER HOUGHTON